Exhibit 99.3

This Stock Purchase Agreement has been filed to provide investors with information regarding its terms. It is not intended to provide any other factual information about Knight Ridder or its affiliated entities. The representations and warranties of the parties in this Stock Purchase Agreement were made to, and solely for the benefit of, the other parties. The assertions embodied in the representations and warranties are qualified by information included in disclosure schedules exchanged by the parties that may modify or create exceptions to the representations and warranties. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

EXECUTION COPY

STOCK PURCHASE AGREEMENT

among

KNIGHT-RIDDER, INC.,

DETROIT FREE PRESS, INCORPORATED

and

MEDIANEWS GROUP, INC.

Dated: August 3, 2005

TABLE OF CONTENTS

Article I. SALE OF COMPANY SHARES		1
1.1	Sale of Company Shares; Assets of the Business	1
1.2	Purchase Price	4
1.3	Balance Sheet Test	4

Article II. REPRESENTATIONS AND WARRANTIES OF SELLER		5
2.1	Company Shares	5
2.2	Authority Relative to this Agreement	5
2.3	Contracts and Arrangements	6
2.4	Employees	6
2.5	Good Title	6
2.6	Employee Relations	6
2.7	ERISA	7
2.8	Legal Proceedings	9
2.9	Taxes	9
2.10	Intellectual Property	10
2.11	No Defaults	10
2.12	Financial Schedules	10
2.13	Business Since the Company Schedule Date	11
2.14	No Undisclosed Liabilities	11
2.15	No Untrue Statement	11

Article III. REPRESENTATIONS AND WARRANTIES OF BUYER		11
3.1	Authority Relative to this Agreement	11
3.2	No Defaults	11

Article IV. INDEMNIFICATION		11
4.1	Survival; Limitations	11
4.2	Indemnification of Buyer	12
4.3	Indemnification of Seller	12
4.4	Notice of Claims	13
4.5	Defense of Third Party Claims	13
4.6	Net After-Tax Basis	13

Article V. MISCELLANEOUS		13
5.1	Employees	13
5.2	Cross-Licenses	15
5.3	Expenses	15
5.4	Seller’s Waiver of Claims	15
5.5	Public Announcements	15
5.6	Governing Law	16
5.7	Assumption of Cooperation Agreement and Guaranty	16
5.8	Further Assurances and Consents	16
5.9	Tax Matters	17

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5.10	Rights under Redemption Agreement and Partnership Interest Purchase Agreement	18
5.11	Waiver; Severability	18
5.12	Assignment	18
5.13	No Third Party Rights	19
5.14	Counterparts	19
5.15	Entire Agreement; Amendments	19
5.16	Waiver of Rescission	19
5.17	Notices	19

Exhibit A	Receipt
Exhibit B	Amended and Restated Cooperation Agreement and Guaranty

Schedules

Schedule 1.1(d)(ii)	DFP Tangible Personal Property
Schedule 1.1(d)(v)	DFP Contracts
Schedule 1.1(e)	DFP Licensed IP
Schedule 1.3(a)	Balance Sheet Test
Schedule 2.1(d)	DFP Not-for-profit Subsidiary
Schedule 2.3(a)	DFP Contracts
Schedule 2.3(b)	Material DFP Contracts
Schedule 2.3(c)	Material DFP Contracts Requiring Notice or Consent
Schedule 2.4	DFP Employees; Salaries
Schedule 2.6(b)	DFP Collective Bargaining Agreement
Schedule 2.7(a)	DFP Employee Benefit Plans
Schedule 2.7(b)	Continuing DFP Benefit Plans
Schedule 2.7(h)	DFP Welfare Benefit Plans
Schedule 2.7(i)	Acceleration or Vesting of Continuing DFP Benefit Plans
Schedule 2.8(a)	Litigation
Schedule 2.8(b)	Notices
Schedule 2.12	Financial Schedules

Note:    Confirm all schedules

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STOCK PURCHASE AGREEMENT

This Agreement is entered into as of August 3, 2005 (the “Closing Date”) by and among MediaNews Group, Inc., a Delaware corporation (“Buyer”), Detroit Free Press, Incorporated, a Michigan corporation (“Company”), and Knight-Ridder, Inc., a Florida corporation (“Seller” and together with Buyer, the “Parties,” and, individually, a “Party”).

ARTICLE I.

SALE OF COMPANY SHARES

1.1 Sale of Company Shares; Assets of the Business

(a) Upon the terms and provisions of this Agreement, Seller hereby sells, assigns, transfers and delivers to Buyer, and Buyer hereby purchases and accepts delivery from Seller of, 50,000 shares of Common Stock of Company, constituting 100% of the issued and outstanding shares of capital stock of Company (collectively, the “Company Shares”), free and clear of all liens, security interests, claims, charges, restrictions, equities, rights, options, adverse interests, litigation, encumbrances or defects of any kind (collectively, “Liens”).

(b) On the date hereof (except where noted otherwise), Company and Seller will deliver to Buyer:

(i)	Against receipt of the Purchase Price, as hereinafter defined, certificates for 100% of the Company Shares, which certificates will be duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer;

(ii)	Certificates, in form and substance reasonably acceptable to Buyer, executed by the President of Company, and attested to by the Secretary of Company, dated the date hereof, and certifying that: (A) attached thereto is a true and complete copy of the Bylaws of Company, as in effect as of the date hereof; (B) attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of Company authorizing the execution, delivery, and performance of this Agreement; (C) such resolutions have not been modified, rescinded, or amended and are in full force and effect as of the date hereof; and (D) attached thereto is a true and complete copy of the Certificate of Incorporation of Company, as amended and as in effect as of the date hereof;

(iii)	Resignations of all of the directors and officers of Company;

(iv)

Resignations of each member of the Management Committee of the Detroit Newspaper Agency (the “Agency”) appointed by Seller (provided that such resignations shall not affect the validity of any resolutions adopted by any of such persons on or prior to the date hereof) to be effective on the Closing Date and delivered within two (2) business days after the Closing Date;

(v)	Resignations of each member of the Management Committee of Detroit Weekend Direct, LLC (“DWD”) and each officer of DWD who is a current or former employee of Company or Seller to be effective on the Closing Date and delivered within two (2) business days after the Closing Date;

(vi)	Resolutions of the board of directors of the Company removing the current employer-appointed members of the Joint Board of Administration of the Detroit Free Press Newspaper Guild of Detroit Pension Plan (“DFP Union Pension Plan”) and appointing Randi Austin, Mark Mikolajczyk and Joyce Jenereaux in their place;

(vii)	All of Company’s contracts, books, records, and other data relating to Company’s operations, including Company’s minute and stock books, subject to Seller’s right to retain one or more copies of any of the foregoing;

(viii)	Receipt for the Purchase Price in the form attached hereto as Exhibit A, executed by Seller;

(ix)	A certificate of good standing (and tax subsistence certificate, if applicable) of Company from the Secretary of State of Michigan; and

(x)	Discharges of liens, including UCC-3 termination statements, releases or other documents which Buyer considers reasonably necessary to discharge any Liens on all or any portion of the Assets, as hereinafter defined (collectively, “Lien Discharges”).

(c) Seller shall cause the consolidated group of U.S. corporations of which it is the common parent to join with Buyer in making a joint election pursuant to Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the “Code”), and similar provisions of state and local laws, to the extent permitted (the ”Section 338(h)(10) Election”) to treat the acquisition of the Company Shares as an acquisition of the Company’s assets, effective as of the Closing Date. Seller and Buyer agree to allocate the Purchase Price and the respective liabilities of the Company among the respective assets of Company in accordance with Code Section 338 and any comparable provisions of state or local law, as appropriate (the “Allocation”). Buyer and Seller shall endeavor in good faith to agree upon the Allocation. If the Parties are unable to agree upon the Allocation within ninety (90) days after the Closing Date, the Allocation shall be determined by Deloitte Financial Advisory Services LLP, whose fees and expenses shall be paid equally by Buyer and Seller. Buyer and Seller shall report, act, and file in all respects and for all purposes consistent with the Allocation. Buyer shall be responsible for timely filing the Section 338 Forms. “Section 338 Forms” shall mean all returns, documents, statements, and other forms that are required to be submitted to any federal, state or local taxing authority in connection with a Section 338(h)(10) Election, including, without limitation, any “statement of Section 338 Election” and IRS Form 8023 or any successor form (together with any schedules or attachments thereto) that are required pursuant to Treasury regulations. Seller and Buyer each hereby agree (i) to reasonably cooperate with the other, to act in good faith and to take all actions reasonably necessary to effectuate the Section 338(h)(10) Election and (ii) not to take, or cause to be taken, any action which could adversely affect the validity of the Section 338(h)(10) Election.

(d) Company owns, leases or licenses all of the following assets used by Company solely in connection with the creation and lay-out of the daily newspaper, “Detroit Free Press” (“Newspaper”): (i) subject to the terms of the License Agreement (as defined below), the name “Detroit Free Press”, the domain name www.freep.com and all other copyrights, trademarks, trade names, service marks, mastheads, logotypes, domain names, patents or other intangible or intellectual property rights which are owned or held for use by Company solely in connection with the operation of the Newspaper (the “Rights”); (ii) all of the tangible personal property of Company used or held for use solely in connection with the operation of the news and editorial departments of the Detroit Free Press including, without limitation, the tangible personal property listed on Schedule 1.1(d)(ii); (iii) subject to the terms of the License Agreement, Newspaper’s advertising account list as it existed prior to formation of the Agency; (iv) subject to the terms of the License Agreement, Newspaper’s subscriber list as it existed prior to formation of the Agency; (v) all contracts to which Company is a party and other rights of Company (including, without limitation, rights under contracts relating to news services, photo services, wire services, features, cartoons, comics and other news and editorial material of Company) used or held for use solely in connection with the operation of the news and editorial departments of the Detroit Free Press, including, without limitation, those contracts listed on Schedule 1.1(d)(v) (the “DFP Contracts”); (vi) all accounts receivable of Company outstanding as of the Closing Date; (vii) all permits and licenses necessary for the operation of Company; (viii) all files and records solely relating to the operation of Company; (ix) Company’s library or “morgue” of back and current issues of the Detroit Free Press, including all files of clippings, photographs (negatives and positives) and related publication material together with all bound files and file copies of the Detroit Free Press and microfilms thereof (the “Company Morgue”); (x) all of Company’s goodwill in and going concern value of Newspaper; and (xi) a five percent (5%) general partnership interest in the capital, profits and losses of the Agency (collectively, the “Assets”). It is understood and agreed that, except for clause (xi) above, nothing in this Section 1.1(d) relates or refers to the Agency or its operations, assets, permits, files or records.

(e) The Parties understand and agree that notwithstanding Section 1.1(d) above, following the Closing, Company shall not have any interest in or right to use the trademarks, copyrights and internet-related assets related to the Detroit Free Press listed on Schedule 1.1(e) (the “DFP Licensed IP”) and shall not be entitled to any rights or other benefits under any of the contracts listed on Schedule 1.1(e). Seller grants Company, Successor Owner (as defined below) and their designated affiliates a non-exclusive, non-transferable, royalty-free, worldwide right to use the DFP Licensed IP for a period of up to nine (9) months after the Closing Date solely to transition the ownership and operation of the Detroit Free Press away from any apparent affiliation with Seller. In the event Company wishes to continue to use the DFP Licensed IP after the end of such period, Seller and Company shall negotiate in good faith to reach an agreement on the terms of a new license for the DFP Licensed IP. Company and Successor Owner shall not use, and shall cause their designated affiliates not to use, any DFP Licensed IP or any name, logo or other identifying marks in a manner that misrepresents Company’s or such affiliates’ relationship with Seller or is otherwise misleading, or that reflects negatively on Seller. All products and services in connection with which Company or Successor Owner uses any DFP Licensed IP or any Seller name or logo shall conform to Seller’s quality standards and meet or exceed industry standards.

1.2 Purchase Price. In consideration for the Company Shares, Buyer will pay to Seller Twenty-Seven Million Dollars ($27,000,000) (“Purchase Price”) by wire transfer on the date of this Agreement, subject to adjustment as provided in Section 1.3 below.

1.3 Balance Sheet Test.

(a) If Company’s current assets as reflected on the Closing Date Balance Sheet are greater than total liabilities as reflected on the Closing Date Balance Sheet, the Purchase Price will be increased by such excess. If Company’s total liabilities as reflected on the Closing Date Balance Sheet are greater than current assets as reflected on the Closing Date Balance Sheet, the Purchase Price will be reduced by the excess. The calculations described above are referred to herein as the “Balance Sheet Test”. In computing the adjustment described above, the Closing Date Balance Sheet shall be prepared in accordance with generally accepted accounting principles, except that accrued vacation to the extent not required to be paid at the Closing (which accrued vacation shall not be paid at Closing), will be included in total liabilities, and Retained Employment Liabilities (as defined in Section 5.1(a)) will not be included in total liabilities. Notwithstanding the foregoing, the Closing Date Balance Sheet shall include all liabilities for post-retirement health, life insurance and other benefit obligations under FAS 106, determined as of 12:01 a.m. on August 1, 2005, with respect to all current and former employees of Company and their beneficiaries (other than any current retirees of the Company and their beneficiaries whose retiree benefits are not covered by the DFP Union Agreement) calculated under the assumption that such employees’ retiree benefits are not impacted by the transactions contemplated by this Agreement. All assets and liabilities relating to the DFP Union Pension Plan, all assets and liabilities related to the Agency and all taxes for which Seller is liable pursuant to Section 5.9 below shall be excluded from the Balance Sheet Test. All intercompany and affiliate receivables or liabilities will be treated as shareholders’ equity and will be excluded from the balance sheet adjustment and will not be assumed by Buyer. For purposes of this Agreement, “current assets” and “total liabilities” of Company shall consist of the types of items described in Schedule 1.3(a).

(b) On the day preceding the Closing Date, to the extent practical, the adjustments provided in this Section 1.3 shall be made to the Purchase Price on the basis of the then most recent available financial information of Company, which shall be reflected on a preliminary company schedule (“Preliminary Balance Sheet”) prepared by Seller, except that, for purposes of the Preliminary Balance Sheet only, the initial calculation of post-retirement health, life insurance and other benefit obligations under FAS 106 shall be determined as of December 31, 2004. Within 120 days after the Closing Date, Buyer will prepare an adjusted balance sheet (“Closing Date Balance Sheet”) of Company as of 12:01 a.m. on August 1, 2005, reflecting the adjustments provided in this Section 1.3 and showing the recalculation, if any, of adjustments reflected on the Preliminary Balance Sheet. Within 150 days after the Closing Date, final adjustments pursuant to this Section 1.3 and any required refund or payment shall be made on the basis of the Closing Date Balance Sheet. If any dispute arises over the amount to be refunded or paid, such refund or payment shall nonetheless be promptly made to the extent such amount is not in dispute. If any such dispute cannot be resolved by the Parties, it shall be referred to a mutually satisfactory independent public accounting firm of national stature which has not been employed by either Party for the two years preceding the Closing Date. The determination of such firm shall be conclusive and binding on each Party and Company. The fees of such firm shall be shared equally by Buyer and Seller.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows (it being agreed and understood that, notwithstanding anything to the contrary, Seller makes no representations or warranties of any kind with respect to the Agency or its operations, assets, permits, files or records):

2.1 Company Shares.

(a) The Company Shares are duly authorized, validly issued, fully paid and non-assessable and Seller has conveyed to Buyer good and valid title to the Company Shares, free and clear of all Liens.

(b) The authorized capital stock of Company consists of 50,000 shares of Common Stock, no par value per share, and the only issued and outstanding shares of capital stock of the Company are 50,000 shares of its Common Stock which are owned beneficially and of record by Seller.

(c) There are no outstanding subscriptions, options, conversion rights, warrants, or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating Company to issue, deliver, sell, or cause to be issued, delivered, or sold, any additional shares of capital stock of Company, or obligating Company to grant, extend, or enter into any such agreement or commitment, and there are no rights of first refusal, pre-emptive rights, or other similar agreements obligating Company to offer any shares of its capital stock to any person. None of the Company Shares were issued in violation of any pre-emptive or similar rights and there are no dividends due to be paid and in arrears with respect to any of the capital stock of Company.

(d) Except as set forth on Schedule 2.1(d), Company does not own, directly or indirectly, the capital stock of any other corporation and, except for Company’s participation in the Agency, is not a partner in any partnership, a member of any limited liability company or a participant in any joint venture, and does not own, directly or indirectly, any equity interest in any corporation, partnership, limited liability company, joint venture or other entity.

2.2 Authority Relative to this Agreement. Each of Seller and Company has the full corporate power, authority and legal right to execute and deliver this Agreement and to consummate the transactions and perform its obligations as contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and shareholder action, and this Agreement has been duly and validly executed and delivered by each of Seller and Company and constitutes a legal, valid and binding obligation of Seller and Company enforceable against Seller and Company in accordance with its terms.

2.3 Contracts and Arrangements.

(a) Schedule 2.3(a) hereto contains true and complete lists of all of the DFP Contracts (written or oral) included in the Assets, except for those contracts involving annual consideration of less than $50,000 or with a remaining term of less than twelve (12) months.

(b) Schedule 2.3(b) specifies those DFP Contracts which the Parties have agreed are material to the operation of the news and editorial departments of the Detroit Free Press (the “Material DFP Contracts”). Each of the Material DFP Contracts is valid and in full force and effect on the Closing Date.

(c) Subject to Company obtaining all necessary third-party consents, the sale of the Company Shares hereunder shall not affect the validity, enforceability and continuity of any of the Material DFP Contracts. Except as disclosed on Schedule 2.3(c), the sale of the Company Shares hereunder does not require Company to notify or obtain the consent of any other party to such Material DFP Contracts. Prior to the Closing Date, neither Company, nor to its knowledge (as defined below) any other party, has defaulted or caused an event of default or other event which with notice or lapse of time or both, would, in reasonable likelihood, constitute a default or an event of default, under any such Material DFP Contract, which defaults or events of default in the aggregate would exceed $100,000. Company has provided Buyer with complete copies of all of the Material DFP Contracts.

2.4 Employees. Schedule 2.4 lists the names and salaries of all the full and part-time employees of Company.

2.5 Good Title. Except as set forth on Schedule 2.5, Company is the lawful owner of the Assets and the Assets are free and clear of all Liens except for (i) Liens that will be discharged on or before the Closing Date; (ii) Liens for taxes not yet due and payable or being contested in good faith through appropriate proceedings and for which adequate reserves are reflected on the Closing Date Balance Sheet; and (iii) the terms and conditions of a certain exclusive license agreement between Company and the Agency, dated as of November 27, 1989 (the “License Agreement”).

2.6 Employee Relations.

(a) To the knowledge of Company, Company is in compliance in all material respects with all applicable federal, state and local laws respecting employment, occupational safety and health, employment practices, terms and conditions of employment and wages and hours of employment with respect to the current and former employees of the Company.

(b) Schedule 2.6(b) sets forth a list of all labor union and collective bargaining agreements to which Company is a party. Except as set forth on Schedule 2.6(b), each such agreement is in full force and effect and, to the knowledge of Company, no party thereto is in default of its obligations thereunder and no event has occurred which would (with notice or the passage of time or both) constitute such a default. Except as set forth on Schedule 2.6(b), (i) Company is not a party to or subject to any labor union or collective bargaining agreement with respect to any of its employees, (ii) Company is not a party to or subject to any labor or employment dispute, and (iii) within the two (2) year period immediately preceding the date of this Agreement, Company has not received any written notice that any labor union or bargaining agent or representative is or was attempting to apply to be elected, recognized or certified as the bargaining agent of any of its employees. All labor union or collective bargaining agreements set forth in Schedule 2.6(b) cover only employees of the news and editorial departments of the Detroit Free Press. The Newspaper Guild of Detroit is hereinafter referred to as the “DFP Union” and the Collective Bargaining Agreement between Company and the DFP Union dated as of October 12, 2003 is hereinafter referred to as the “DFP Union Agreement”.

For purposes of this Agreement, “to the knowledge of Company” or similar terms means the best knowledge with respect to a fact or matter of the publisher of the Detroit Free Press or any officer or director of Company.

2.7 ERISA.

(a) Schedule 2.7(a) sets forth a complete and correct list of all “employee benefit plans”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material pension plan or employee benefit arrangement or payroll practice (including, without limitation, severance pay, vacation pay, company award, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, golden parachute, change in control, workers’ compensation, stock option or stock purchase arrangement or policy) sponsored, maintained, or contributed to, by Company or any trade or business (whether or not incorporated) which is treated with Company or Seller as a single employer under Section 414(b), (c), (m) or (o) of the Code (“DFP ERISA Affiliate”) for the benefit of any current employee of the Company (such plans, excluding plans described in Section 3(37) of ERISA, are collectively referred to as the “DFP Benefit Plans”). Schedule 2.7(a) identifies, in a separate category, each plan described in Section 3(37) of ERISA that the Company or a DFP ERISA Affiliate contributes to on behalf of any current employee of the Company (“Multiemployer Plans”). Each DFP Benefit Plan is in writing and Company has previously furnished Buyer with a true and complete copy of each DFP Benefit Plan document (and a summary plan description thereof), including all amendments thereto.

(b) Schedule 2.7(b) sets forth a complete and correct list of each DFP Benefit Plan that will be not be retained/assumed by Seller (“Continuing DFP Benefit Plan”). Company has previously furnished Buyer with a true and complete copy of each Continuing DFP Benefit Plan document, including all amendments thereto, and a true and complete copy of each material document prepared in connection with each such plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modification, (iii) the most recently filed Internal Revenue Service (“IRS”) Form 5500, including all attachments thereto, (iv) the most recently received IRS determination letter for each such plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such plan.

(c) Neither the Company nor any DFP ERISA Affiliate has incurred any Liability arising out of or by operation of Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, including, without limitation, any liability in connection with (i) the termination or reorganization of any employee pension benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or a plan that is subject to Sections 4063 and 4064 of ERISA. No pension plan (as defined in Section 3(2) of ERISA, but excluding plans described in Section 3(37) of ERISA) maintained, contributed to or sponsored by the Company or a DFP ERISA Affiliate has an accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA and no Lien exists on the assets of Company under Section 412 of the Code or Section 302 of ERISA. For purposes of this Agreement, “Liability” means any liability, indebtedness, obligation, expense, loss, damage, claim, deficiency, guaranty or endorsement of or by any natural person, corporation, partnership, limited liability company, proprietorship, association, trust, Governmental Entity (as defined below) or other entity of any nature whatsoever, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determinable or undeterminable, including without limitation, those arising under any law, action or governmental order and those arising under any contract, license, permit, plan, policy or undertaking.

(d) There are no claims (other than routine benefit claims) or lawsuits pending, or to Company’s knowledge threatened, with respect to any Continuing DFP Benefit Plan. No Continuing DFP Benefit Plan is or has been under audit or examination (nor has notice been received of a potential audit or examination) by any Governmental Entity (including the IRS and Department of Labor). For purposes of this Agreement, “Governmental Entity” means any government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

(e) All group health plans of Company and DFP ERISA Affiliates have complied in all material respects with the requirements of Part 6 of Title I of ERISA (“COBRA”) with respect to current or former employees of Company.

(f) Each of the Continuing DFP Benefit Plans that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS that such Plan is so qualified, and nothing has occurred with respect to the operation of any such Plan which, either individually or in the aggregate, would cause the loss of such qualification.

(g) Each of the Continuing DFP Benefit Plans has been maintained and administered, in all material respects, in accordance with its terms and all provisions of applicable laws and regulations.

(h) Except as set forth in Schedule 2.7(h), none of the DFP Benefit Plans is a welfare benefit plan that provides continuing benefits after the termination of employment to a current or former employee of Company or their beneficiaries (other than as required by Section 4980B of the Code and at the former employee’s or employee’s beneficiary’s own expense). The DFP Union Agreement fully discloses all of the post-retirement benefits provided to retired union Company employees, and there are no other post-retirement benefits provided to retired union Company employees other than the benefits described in such agreement.

(i) Except as set forth in Schedule 2.7(i), the transactions contemplated by this Agreement (alone or together with any other event) will not (i) result in any payment (including, without limitation, severance, unemployment compensation, retention, bonus or golden parachute) or acceleration of payment or of vesting of options becoming due to any current or former employee of Company, (ii) increase any benefit otherwise payable under any Continuing DFP Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any benefit under any Continuing DFP Benefit Plan.

(j) None of the Continuing DFP Benefit Plans that is a “pension plan” (as such term is defined under Section 3(2) of ERISA) has an “unfunded benefit liability” (as such term is described in Section 4001(a)(18) of ERISA).

(k) The Knight Ridder 401k Plan has received a favorable determination letter from the IRS that such Plan is qualified under Section 401(a) of the Code, and such Plan has been maintained and administered, in all material respects, in accordance with its terms and all provisions of applicable laws and regulations.

2.8 Legal Proceedings.

(a) Except as set forth on Schedule 2.8(a), there is no lawsuit, action, arbitration, investigation, administrative or other proceeding, criminal prosecution or formal investigation, demand or inquiry, at law or in equity, before or by any court, arbitral body, arbitrator or other governmental authority pending or, to the knowledge of Company, threatened against Company.

(b) Except as set forth on Schedule 2.8(b) neither Company, nor, to the knowledge of Company, any of the officers or statutory registered agents of Company, has received any notice during the twelve month period immediately preceding the date of this Agreement of any investigation, demand or inquiry, written or oral, from any governmental authority concerning any of the operations or business of the Company, or any other matter.

2.9 Taxes

(a) Company has paid in full all taxes, estimated taxes, interest, assessments, and penalties due and payable by Company. Except as set forth on Schedule 2.9, Company does not have any liability, fixed or contingent, for any unpaid federal, state or local taxes or other governmental or regulatory charges whatsoever which could result in a Lien on the Assets or in any form of transferee liability to a purchaser of the Assets from Company on the date hereof. No pending tax audit or other governmental proceeding and no outstanding agreement or waiver extending the statutory period of limitations applicable to any federal, state or local tax return or any period is reasonably likely to result in a Lien on any Assets or the imposition on Company of any liability for any taxes or assessments related to the Assets.

(b) Company has filed all federal, state and local tax returns required to be filed by Company for the periods covered by such returns. No tax returns of Company are currently being audited by any federal, state or local tax authority, Company has not been notified by any such authority of a forthcoming audit, and no deficiency for any amount of tax has been asserted or assessed by a taxing authority against Company. Company has not consented to an extension of the statute of limitations on the assessment or collection of any taxes. Company has not been a member of an affiliated group for federal income tax purposes other than the one which the Seller is the common parent. Except as set forth on Schedule 2.9, Company is not a party to any tax sharing or tax allocation or similar agreement that may or will require that any payment be made by Company on or after the Closing Date. Company will not owe taxes solely as a result of ceasing to be a member of the affiliated group of the Seller (e.g., by reason of Treasury Regulation Section 1.1502-13(d)(1)(i)(A)). There is no contract, agreement, plan or arrangement of Company covering any person that, individually or collectively, as a consequence of the transactions contemplated in this Agreement would give rise to the payment of any amount that would not be deductible by Buyer or Company by reason of Section 280G of the Code (or any corresponding provision of state, local or foreign law).

2.10 Intellectual Property. The registrations (if any) for any of the Rights are appropriately registered, valid and enforceable without notice of contest; Company possesses adequate rights, licenses or other authority to use all Rights necessary to conduct the business of Newspaper as presently conducted; the Rights and their use in connection with the business of Newspaper do not infringe the copyright, trademark, trade name, service mark, logotype, patent or other intellectual property rights of any third party; neither Seller nor Company has received any notice with respect to any alleged infringement or unlawful or improper use of any Rights owned or alleged to be owned by others, no director, officer or employee of Company has any interest in any Right, all of which are free and clear of any Liens, other than the terms and conditions of the License Agreement. Other than the License Agreement and except as set forth on Schedule 2.10, Company has not granted any outstanding licenses or other rights to any Rights and neither Seller nor Company has any knowledge of any infringement of any of the Rights. Company’s morgue contains articles and photographs that are copyrighted in favor of parties other than Company, and Company is entitled to use such resources subject to the payment of appropriate royalties to such third parties.

2.11 No Defaults. The execution, delivery and performance of this Agreement by Company will not (a) conflict with any provision of its Articles of Incorporation or bylaws, (b) violate, conflict with, or constitute a default under any DFP Contract, or (c) result in the creation or imposition of any Lien on any of the Assets.

2.12 Financial Schedules. Company has furnished to Buyer (i) the unaudited income statement and balance sheet of Company for the fiscal year ended December 26, 2004 and (ii) unaudited income statement and balance sheet for the six (6) months ended and as of June 26, 2005 (the “Financial Schedules”). June 26, 2005 is the “Company Schedule Date.” The Financial Schedules have been prepared from and are in accordance with the books and records regularly maintained by Company. The Financial Schedules present fairly the information purported to be provided thereby, except as set forth on Schedule 2.12. No material adjustments of the Financial Schedules are required for a fair presentation of the information purported to be provided thereby. The Parties acknowledge, however, that certain Retained Employment Liabilities are accrued on the Seller’s balance sheet and not on Company’s balance sheet. Seller makes no representations, however, about the future business or financial prospects of Company for Buyer’s intended purposes.

2.13 Business Since the Company Schedule Date. Since the Company Schedule Date and prior to the Closing Date, except as set forth on Schedule 2.13, (a) the business of Company has been conducted in the ordinary course of business and in substantially the same manner as it was before the Company Schedule Date, and (b) there have been no material adverse changes in the business, condition (financial or otherwise) or results of Company’s operations.

2.14 No Undisclosed Liabilities. Company has no material obligation or liability to be reflected or reserved against in any of the Financial Schedules which is not fully reflected or reserved against in such Financial Schedules or otherwise disclosed hereunder related to Company, and there is no material asserted or, to Company’s knowledge, unasserted claim or contingent liability whether or not required to be reflected or reserved against in the Financial Schedules, which in reasonable likelihood could after the Closing Date or subject the Assets to any Lien or otherwise affect the full, free and unencumbered use of the Assets by Buyer in any material respect.

2.15 No Untrue Statement. No representation or warranty made by Seller in this Agreement, and no statement made in any certificate, document, exhibit or schedule furnished or to be furnished in connection with the transactions herein contemplated, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation or warranty or any such statement not misleading to Buyer.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

3.1 Authority Relative to this Agreement. Buyer has the full corporate power, authority and legal right to execute and deliver this Agreement and to consummate the transactions and perform its obligations as contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and shareholder action, and this Agreement has been duly and validly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

3.2 No Defaults. The execution, delivery and performance of this Agreement by Buyer will not (a) conflict with any provision of its Articles of Incorporation or bylaws, (b) violate, conflict with, or constitute a default under any contract, agreement, arrangement or commitment, written or oral, absolute or contingent, applicable to Buyer, or (c) result in the creation or imposition of any Lien on any of the Assets.

ARTICLE IV.

INDEMNIFICATION

4.1 Survival; Limitations.

(a) The several representations, warranties, covenants and agreements of the Parties contained in or made pursuant to this Agreement shall be deemed to have been made on the Closing Date, shall survive the Closing Date and shall remain operative and in full force and effect for a period of twenty-four (24) months after the Closing Date, except that the representations, warranties, covenants and agreements contained in Sections 2.1, 2.2, 2.5, 2.7, 2.9, Article IV and Section 5.1 shall survive without time limit.

(b) Except as otherwise provided for in this Section 4.1(b) below, neither Buyer nor Seller shall be entitled to indemnification under this Agreement until the aggregate Loss and Expense incurred by such party exceeds $100,000 (the “Threshold”), whereupon the indemnified party shall be entitled to indemnification pursuant to this Article IV for indemnification claims from the indemnifying party for any Loss or Expense incurred by the indemnified party in excess of the Threshold, except that the Threshold shall not apply to claims under Sections 1.3, 4.2(c), 4.2(d), 5.1 and 5.9.

(c) No indemnified party shall seek or be entitled to incidental, indirect or consequential damages, including any damages for lost profits, in any claim for indemnification under this Article IV, except that any indemnified party may seek and be entitled to any such damages if and to the extent such indemnified party is obligated to pay such damages with respect to any third party claims.

4.2 Indemnification of Buyer. Seller agrees that it shall indemnify and hold harmless Buyer, its affiliated companies and subsidiaries, and their respective employees, directors, officers, agents, successors and assigns from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including without limitation liabilities for reasonable attorneys’ fees and disbursements (“Loss and Expense”), suffered directly or indirectly by such persons by reason of, or arising out of:

(a) any breach of any representation or warranty made by Seller pursuant to this Agreement;

(b) any failure by Seller or Company to perform or fulfill any of its covenants or agreements set forth in this Agreement;

(c) any liability or obligation of Company arising on or prior to the Closing Date (other than any which primarily relate to Company’s ownership of a general partnership interest in the Agency) and any liability or obligation of Company relating to the Retained Employment Liabilities (regardless of when arising) which is not reflected or reserved against on the Closing Date Balance Sheet; or

(d) any litigation, proceeding or claim by any third party (including any employee or former employee) to the extent relating to the business or operation of Company (other than any which primarily relate to Company’s ownership of a general partnership interest in the Agency) on or prior to the Closing Date to the extent not reflected or reserved against on the Closing Date Balance Sheet.

4.3 Indemnification of Seller. Buyer agrees that it shall indemnify and hold harmless Seller, its affiliated companies and subsidiaries, and their respective employees, directors, officers, agents, successors and assigns from and against any Loss and Expense incurred directly or indirectly by such persons by reason of, or arising out of:

(a) any breach of any representation or warranty made by Buyer pursuant to this Agreement; or

(b) any failure by Buyer to perform or fulfill any of its covenants or agreements set forth in this Agreement.

4.4 Notice of Claims. If Buyer determines that it is entitled to indemnification hereunder other than as a result of a third party claim covered under Section 4.5 below, within thirty (30) days of such determination, it shall give to the other party written notice specifying the basis for the claim for indemnification, the nature of the claim and the estimated amounts for which the indemnified party is entitled to be indemnified. The amount of the Loss and Expense set forth in the notice shall not be a limitation on any claim for the actual amount of such Loss and Expense, however. In the event of any failure by the indemnified party to give timely notice of an indemnification claim in accordance with this Section 4.4, the indemnifying party shall not have any indemnification obligation (and the indemnified party shall not be entitled to any indemnification) under this Article IV with respect to only the actual additional or incremental Loss and Expense, if any, suffered or incurred by the indemnified party as a result of such failure.

4.5 Defense of Third Party Claims. If any action at law or suit in equity is instituted by a third party (a “Claim”) with respect to which any of the parties intends to claim a Loss and Expense under this Article IV, such party shall promptly notify the indemnifying party of such action or suit. The indemnifying party shall have the right to conduct and control any Claim through counsel of its own choosing, but the indemnified party may, at its election, participate in the defense of any such Claim at its sole cost and expense. If the indemnifying party does not notify the indemnified party within 10 days after receipt of the notice specified in this Section 4.5 that it is defending any such Claim, then the indemnified party may defend such Claim and settle such Claim, through counsel of its own choosing, and recover from the indemnifying party the amount of such Loss or Expense.

4.6 Net After-Tax Basis. Any indemnity payment pursuant to this Article IV shall reflect any taxes payable by the indemnified party or its affiliates as result of receipt or accrual of the indemnity payment and any savings in taxes realized by the indemnified party or its affiliates as a result of the indemnified Loss or Expense.

ARTICLE V.

MISCELLANEOUS

5.1 Employees.

(a) Seller shall assume and be responsible for providing all compensation and benefits (including without limitation, vacation, severance (to the extent legally required under any contract, practice, policy or applicable law), sick pay, disability, health, life and dental insurance, including retiree health and life insurance) to all current and former Company employees through and including the Closing Date. Seller hereby retains and/or assumes all Liabilities and responsibilities, if any, relating to: (i) the Company’s current and former employees relating to the period on and before the Closing Date (as well as all Liabilities arising from or relating to the transfer of employment of Company employees to The Detroit News, Inc. (“Successor Owner”) in connection with that certain Asset Exchange Agreement between Successor Owner and Company dated as of the date of this Agreement (the “Asset Exchange Agreement”)); (ii) all current retirees of the Company (and their beneficiaries) (other than Liabilities relating to the Continuing DFP Benefit Plans), all inactive employees of the Company (e.g., on long-term disability), and all Company employees who do not accept Successor Owner’s employment offer to be made in accordance with the Asset Exchange Agreement; (iii) complying with and providing benefits and compensation under the DFP Union Agreement through and including the Closing Date; and (iv) the DFP Benefit Plans (other than the Continuing DFP Benefit Plans) (such Liabilities and responsibilities are collectively referred to as the “Retained Employment Liabilities”). Buyer and the Company and the Agency shall not have any Liability for or responsibilities relating to the Retained Employment Liabilities. Seller shall provide Successor Owner with all information and documents within its possession or control pertaining to the Continuing DFP Benefit Plans in order to enable Successor Owner to properly administer such plans after Closing. Successor Owner acknowledges and agrees that Seller’s liability under this Section 5.1 shall be reduced by the extent of any amount for which Successor Owner is liable to Seller under Section 8.3 of the Asset Exchange Agreement as a result of Seller’s rights as a third party beneficiary pursuant to Section 9.11 of the Asset Exchange Agreement.

(b) Seller shall retain all Liability and responsibility for providing continued health coverage as required under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), with respect to any current or former employee (or his or her dependents or beneficiaries) of Company who has a qualifying event triggering COBRA rights at any time on or prior to the Closing Date (including, without limitation, employees terminated by Company in connection with the transactions occurring on the Closing Date).

(c) For Company employees not represented by the DFP Union, Seller shall fully vest their benefits under the qualified retirement plans in which they participate as of the Closing Date.

(d) Seller agrees to provide such information that Buyer or Successor Owner reasonably requests relating to the pension benefits earned by the nonunion Company employees under Seller’s defined benefit plan so that Buyer or Successor Owner may, in its sole discretion, coordinate the pension benefits it provides such employees with the pension benefits under Seller’s plan.

(e) Seller agrees to take all required actions to transfer sponsorship of and assign its rights and interests in the Continuing DFP Benefit Plans (including any related trust) to Successor Owner as of the Closing Date.

(f) Each Company employee who accepts an employment offer with Successor Owner in connection with the Asset Exchange Agreement is hereinafter referred to as a “Transferred DFP Employee”. Seller shall cause each Transferred DFP Employee to be permitted to elect to directly roll over to the Gannett 401(k) Savings Plan such employee’s entire account balance in the Knight Ridder 401k Plan. Seller shall cause the trustees of the Knight Ridder 401k Plan to directly transfer, in cash, the value of all account balances (including, for an agreed upon time, any notes and loan documents) of each Transferred DFP Employee who so elects. Seller agrees to provide all information, documents or data reasonably requested by Successor Owner to facilitate such transfer and to permit Successor Owner to administer the account balances that are transferred to the Gannett 401(k) Savings Plan, and the transfer shall be made in accordance with the Code, ERISA and all applicable laws. The parties shall each bear their own costs relating to the transfer of assets contemplated by this Section 5.1(f). After the transfer of assets as contemplated by this Section 5.1(f), the Gannett 401(k) Savings Plan shall assume all obligations regarding liabilities associated with such assets. Participant loans to each Transferred DFP Employee from the Knight Ridder 401k Plan will not be defaulted until at least two (2) months following the date such Transferred DFP Employee is first able to elect to roll over a distribution under this Section.

5.2 Cross-Licenses. Seller shall cause its affiliates to grant to Buyer and its designated affiliates a non-exclusive, non-transferable, royalty-free, worldwide right to use the certain trademarks, copyrights and internet-related assets related to Company for a period of up to nine (9) months after the Closing Date solely to transition the ownership and operation of Company from and by Seller to Buyer. In the event Buyer wishes to continue to use the Licensed IP after the end of such period, Seller and Buyer shall negotiate in good faith to reach an agreement on the terms of a new license for the Licensed IP. Buyer shall not use, and shall cause their affiliates not to use, any Licensed IP or any Seller name, logo or other identifying marks in a manner that misrepresents Buyer’s relationship with Seller or is otherwise misleading, or that reflects negatively on Seller. All products and services in connection with which Buyer uses any Licensed IP or any Seller name or logo shall conform to Seller’s quality standards and meet or exceed industry standards.

5.3 Expenses. Each Party will be responsible for all costs and expenses it incurs in connection with this Agreement and the related transactions. Seller agrees that it shall not allocate to Company any of Seller’s costs and expenses incurred in connection with this Agreement (including, without limitation, professional fees and expenses).

5.4 Seller’s Waiver of Claims. Seller hereby irrevocably waives and releases Company from (a) any claim to or right of subrogation or contribution against Company in respect of any claim for breach of a representation, warranty or covenant made by Seller hereunder; and (b) any claim to or right of indemnification against Company arising under the Certificate of Incorporation or By-laws of Company. If Seller (or any affiliate of Seller) has any claims, whether known or unknown, against Company arising out of any event occurring or state of facts existing on or prior to the date hereof, all such claims, whether or not assigned to any third party, are hereby released, discharged and waived. If Company has any claims, whether known or unknown against Seller arising out of any event occurring or state of facts existing on or prior to the date hereof, all such claims, whether or not assigned to any third party, are hereby released, discharged and waived.

5.5 Public Announcements. Unless required by law, rule or regulation, no public announcement or other disclosure (including an announcement to employees) or press release concerning the terms of this Agreement and/or the transactions provided for herein shall be made by any Party or Company without the prior written approval of the other Party. With respect to any disclosures required by applicable law, rule or regulation, including disclosure requirements under applicable securities acts and Current Reports on Form 8-K, each Party will consult with the other Party and allow the other Party to review the proposed disclosure prior to making any such disclosures.

5.6 Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws principles.

5.7 Assumption of Cooperation Agreement and Guaranty. Buyer hereby assumes the obligations of Seller under that certain Cooperation Agreement and Guaranty, made as of April 11, 1986, between Seller and Gannett Co., Inc. (“Gannett”) to the extent arising from and after the Closing Date, by executing and delivering to Gannett and the Agency on the Closing Date the Amended and Restated Cooperation Agreement and Guaranty in the form attached hereto as Exhibit B. Simultaneously with the execution and delivery of this Agreement, Buyer shall cause the Company to execute and deliver such document on behalf of the Agency to Seller.

5.8 Further Assurances and Consents.

(a) From time to time after the Closing Date, without further consideration, Seller will, at its expense, (i) execute and deliver, or cause to be executed and delivered, such documents to Buyer as Buyer may reasonably request in order to effectively vest in Buyer good title to the Company Shares and, in cooperation with Company, to vest in Buyer and any Successor Owner the Newspaper’s assets, including benefit plans and related assets which the Buyer acquires in connection with the transactions contemplated by this Agreement, and (ii) use all reasonable efforts to obtain any third-party consents relating to any Material DFP Contracts by reason of the transactions provided for in this Agreement and which were not obtained by Seller on or before the Closing Date. However, nothing in this Agreement nor any actions taken pursuant to its terms shall constitute or be deemed to be an assignment or an agreement to assign any of the Material DFP Contracts if such assignment or deemed assignment would constitute a breach thereunder or would result in a material loss or diminution thereof. If such an assignment may be made by obtaining the consent of any other person or entity, unless otherwise agreed by the parties, Seller, in cooperation with Company, will use its reasonable best efforts to obtain such consent as soon as practical after the Closing Date. If such assignment is not permitted irrespective of consent, or if such consent is not obtained, the Seller and the Buyer will cooperate in good faith in any reasonable arrangement, such as subcontracting, subleasing, etc., designed to provide for the Buyer the continued benefit of the applicable Material DFP Contract(s).

(b) From time to time after the Closing Date, Buyer will provide Seller with access, with reasonable prior notice and during normal business hours, to the employees and financial and other records of Newspaper related to the period prior to the Closing Date for use by Seller in connection with tax and/or legal proceedings related to its operation of Newspaper prior to the Closing Date (including without limitation liabilities and obligations of Newspaper that may be subject to indemnification by Seller under Section 4.2(c)). Buyer agrees to maintain all tax records related to the Newspaper and its business and operations for all tax years that remain open as of the Closing Date unless and until (i) Seller notifies Buyer that any such tax year(s) are closed or (ii) Buyer has given Seller prior notice of its intent to destroy such records and Seller has not reasonably and promptly requested that such records not be destroyed.

5.9 Tax Matters.

(a) Seller shall prepare and file all tax returns (including any amendments thereto) of the Company for any taxable period that ends on or prior to the Closing Date and any taxable period beginning before and ending after the Closing Date (any such period, a “Straddle Period”). Seller shall permit Buyer to review and comment on any tax return for a Straddle Period at least fifteen (15) days prior to the date such tax return is filed. All such tax returns for Straddle Periods shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law. Each of Buyer, the Company and the Seller will provide the others with such assistance as may reasonably be requested by any of them in connection with the preparation of any tax return, and each will retain and provide the others with any records or information that may be relevant to any such tax return.

(b) Seller shall be responsible for the payment of, and agrees to pay, any taxes (including estimated taxes, interest, assessments and penalties) of Company for periods ending on or prior to the Closing Date (including, but not limited to, Michigan Single Business Tax attributable to the Section 338(h)(10) Election and the transactions contemplated by the Redemption Agreement and the Partnership Interest Purchase Agreement, each dated the date hereof, between the Company and Seller). Seller shall be responsible for the payment of taxes of the Company allocable to the portion of a Straddle Period which begins before and ends on the Closing Date, and the Company shall be responsible for the payment of taxes for the remaining portion of the Straddle Period. For purposes of this Section 5.9(b), in the case of any taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such tax which relates to the portion of such tax period beginning before and ending on the Closing Date shall (i) in the case of any taxes other than taxes based upon or related to income or receipts, be deemed to be the amount of such tax for the entire tax period multiplied by a fraction, the numerator of which is the number of days in the tax period ending on the Closing Date and the denominator of which is the number of days in the entire tax period and (ii) in the case of any tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant tax period ended on the Closing Date. Any taxes (including estimated taxes) paid prior to the Closing Date with respect to a Straddle Period shall be credited against Seller’s liability and, to the extent in excess of Seller’s liability, shall be refunded by Buyer or the Company to Seller within ten (10) calendar days after filing the relevant tax return. Buyer shall be responsible for the payment of taxes of Company for the portion of any Straddle Period after the Closing Date and for any taxable period beginning after the Closing Date.

(c) Buyer shall inform Seller of any audits, examinations or proceedings relating to the Company that are related to the liability for any taxes for which Seller could be required to indemnify the Company pursuant to this Agreement. Buyer shall permit Seller, at its own expense, to control the conduct of any such audits, examinations or proceedings. If Seller determines to control the conduct of any such audit, examination or proceeding, and if the matter at issue as proposed to be resolved could materially adversely affect the Buyer’s liability for taxes in any period after the Closing Date, the Seller shall not settle, compromise or otherwise resolve any issue raised in any such audit, examination or proceeding without the consent of Buyer, which consent shall not be unreasonably withheld. With respect to any other such audit, examination or proceeding, if the matter at issue as proposed to be resolved could materially adversely affect the Seller’s liability for taxes in any period after the Closing Date, the Buyer shall not settle, compromise or otherwise resolve any issue raised in any such audit, examination or proceeding without the consent of the Seller, which consent shall not be unreasonably withheld. Each of Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree (i) to retain all books and records with respect to tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any tax authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Buyer or Seller, as the case may be, shall allow the other Party to take possession of such books and records.

(d) All sales, use, transfer, intangible, recordation, documentary stamp or similar taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne equally by Buyer and Seller.

(e) Tax refunds that are received by Buyer or Company with respect to the Company, and any amounts credited against tax to which Buyer or Company become entitled, that relate to tax periods or portions thereof ending on or before the Closing Date, shall be paid by Buyer or Company (as the case may be) to Seller within ten (10) calendar days after receipt or entitlement thereto.

5.10 Rights under Redemption Agreement and Partnership Interest Purchase Agreement. Buyer acknowledges and agrees that (i) immediately prior to the sale of the Company Shares, Company will distribute to Seller the proceeds received by Company at the closings of the Redemption Agreement and the Partnership Interest Purchase Agreement and (ii) following the sale of the Company Shares, all rights of the Company, including rights to receive payments, under the Redemption Agreement and the Partnership Interest Purchase Agreement shall be the sole property of and enforceable solely by Seller and not Company.

5.11 Waiver; Severability. The waiver or breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach of the same or any other term or condition. If any provision of this Agreement is found to be unenforceable, the remainder shall be enforced as fully as possible and the unenforceable provision shall be deemed modified to the limited extent required to permit its enforcement in a manner most closely approximating the intention of the Parties as expressed herein.

5.12 Assignment. This Agreement and all of its terms shall be binding upon and inure to the benefit of the Parties and Company and their respective successors and permitted assigns. This Agreement shall not be assigned by any Party or Company, except that Buyer may assign or transfer this Agreement to any affiliate or subsidiary of Buyer.

5.13 No Third Party Rights. Nothing in this Agreement shall be deemed to create any right on the part of any person or entity not a party to this Agreement, except that the Successor Owner, upon acquiring the Newspaper from Buyer, shall be a third party beneficiary of all of the rights of Buyer under this Agreement and shall have the right to enforce such rights, to the extent that Buyer would be permitted to do so, directly against Seller. Except as provided in the preceding sentence, the provisions of this Agreement are solely for the benefit of the parties to the Agreement, and no employee or former employee of Company or any other individual associated therewith or any other Party shall be regarded for any purpose as a third-party beneficiary of the Agreement as a result of this Agreement. Nothing contained in this Agreement will be deemed to cause any employee’s employment on or after the Closing to be other than on an “at will” basis.

5.14 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one agreement, and all of which when taken together, shall constitute one agreement. This Agreement shall become effective when counterparts of this Agreement have been executed by and delivered to each Party and Company.

5.15 Entire Agreement; Amendments. This Agreement, including the Exhibits hereto and the documents delivered hereunder, contains the entire agreement and understanding of Buyer, Company and Seller in respect of the subject matter hereof, and supersedes all prior agreements and understandings between the Parties. This Agreement may not be amended except in a writing signed by each of the Parties and any Subsequent Owner.

5.16 Waiver of Rescission. Each Party hereby irrevocably waives any right of rescission with respect to this Agreement and the transactions contemplated hereby and agrees that it will not, directly or indirectly, initiate or pursue any proceeding or take any other action that may result in such rescission.

5.17 Notices. All notices, offers, requests or other communications from either of the Parties hereto to the other shall be in writing and shall be considered to have been duly delivered or served on the date of meeting if sent by first class certified mail, return receipt requested, postage prepaid, to the Party at its address as set forth below or to such other address as such Party may hereafter designate by written notice to the other Party:

If to Seller:

Knight-Ridder, Inc.

50 W. San Fernando Street, Ste. 1500

San Jose, California 95113

Attention:         Gordon Yamate

Fax number:     (408) 938-7863

If to Buyer:

MediaNews Group, Inc.

1560 Broadway, Suite 2100

Denver, Colorado 80202

Attention:         President

Fax number:     (303) 894-9327

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

MEDIANEWS GROUP, INC.

By:

Name:
Title:

KNIGHT-RIDDER, INC.

By:
Name:	Steven B. Rossi
Title:	Senior Vice President and Chief Financial Officer

DETROIT FREE PRESS, INCORPORATED

By:
Name:	Steven B. Rossi
Title:	Vice President and Treasurer

[Signature Page to the Stock Purchase Agreement]